Exhibit 99

 FOR IMMEDIATE RELEASE

3M Posts Record Second Quarter Sales and Earnings

- Company Raises 2007 Earnings Outlook -

ST. PAUL, Minn. - July 26, 2007 - 3M (NYSE: MMM) today announced its sales and profit results for the second quarter of 2007.

3M’s quarterly sales grew 8 percent, or 11.8 percent adjusted for the recent divestiture of its branded pharmaceuticals business, and exceeded $6 billion for the first time in the company’s history.    3M generated second-quarter 2007 earnings of $917 million or $1.25 per share, versus $882 million, or $1.15 per share, in the second quarter of 2006. Included in these results are net gains of $18 million, or $0.02 per share (a-c), in the second quarter of 2007, and $74 million, or $0.10 per share (d), in the second quarter of 2006, due to special items which are fully described in notes (a-d).  Excluding special items in both periods, earnings per share increased more than 17 percent.

“Our strategy of accelerating top-line growth while maintaining exceptional returns remains on track, evidenced by record-breaking results in the second quarter,” said George W. Buckley, 3M chairman, president and CEO.  “The strength of 3M’s portfolio was evident in the second quarter as our growth spanned the entire company, with particularly outstanding results from our Safety, Security and Protection Services and Health Care businesses.  As a result of this strong first-half performance, we are raising our earnings outlook for 2007.”

“We delivered outstanding sales growth and operating margins in the quarter while simultaneously increasing investments in key growth drivers such as research and development, sales and marketing, and the expansion and simplification of our global supply chain, all aimed directly at propelling us toward sustainable higher growth,” Buckley said. “Our people, vast technology base and global market presence give me confidence in our ability to accelerate growth and generate superior financial returns over the long term.”

Executive Summary

•                  Revenues of $6.1 billion, up 8 percent from 2006.  Excluding impact of the divested branded pharmaceuticals business, sales increased nearly 12 percent.

•                  Local-currency sales, including the impact of acquisitions, up 9.3 percent from 2006.

•                  Negative 3.8 percent impact on sales growth due to divestiture of the branded pharmaceuticals business.

•                  Reported operating income for the quarter increased 18.8 percent to $1.4 billion.  Excluding special items (a-d) in the second quarter of both 2006 and 2007, operating income increased 12.3 percent.

•                  Reported earnings per share of $1.25, up 8.7 percent from 2006, including special items in the second quarter of both 2006 and 2007 (a-d).  Excluding special items in both periods in 2006 and 2007 (a-d), earnings per share increased by more than 17 percent.

•                  Returned $1.4 billion to shareholders through cash dividends and repurchases of shares in the second quarter, bringing the year-to-date total up to $2.9 billion.

Key Financial Highlights

Second-quarter worldwide sales totaled $6.1 billion, up 8 percent compared to the second quarter of 2006. Local-currency sales including acquisitions increased 9.3 percent, and foreign exchange impacts added 2.5 percent in the quarter. Divestitures, namely the recent sale of the company’s branded pharmaceuticals business, reduced reported sales growth by 3.8 percent. Local-currency sales including acquisitions increased 19.5 percent in Health Care, 16.7 percent in Safety, Security and Protection Services, 8.8 percent in Display and Graphics, 6.1 percent in Consumer and Office, 5.6 percent in Industrial and Transportation, and 1.2 percent in Electro and Communications.

Second-quarter net income was $917 million, or $1.25 per share, versus $882 million, or $1.15 per share, in the second quarter of 2006. Net income and earnings per share increased 3.9 percent and 8.7 percent, respectively, or 11.2 percent and 17.1 percent, respectively, excluding special items (a-d). The divested pharmaceuticals business contributed $0.05 per share in last year’s second quarter.

For the first six months of 2007, sales increased 7.1 percent to $12.1 billion, driven by an 8.4 percent increase in local-currency sales, including acquisitions.  Year-to-date earnings were $3.10 per share, up 34 percent over 2006, and up 12.6 percent excluding special items (a-d) in both periods.

Business Segment Discussion

Industrial and Transportation

•                  Sales increased 8.5 percent to $1.8 billion.

•                  Sales up 5.6 percent in local currencies, including 1 percent from acquisitions.

•                  Broad-based sales performance: double-digit growth in industrial adhesives and tapes, automotive aftermarket, and energy markets.

•                  Positive growth in all major geographic regions.

•                  Solid operational performance, with profits up 12.5 percent and operating margin of 20 percent, excluding special items.

Display and Graphics

•                  Sales rose 10.2 percent to more than $1 billion.

•                  Local-currency growth of 8.8 percent, largely organic.

•                  Strongest sales growth in APAC, led by optical systems.

•                  Profit growth in all major divisions— optical systems, commercial graphics and traffic safety systems.

•                  Operating profits were $288 million; continuous aggressive operational improvements drove 28.7 percent margin, excluding special items.

Health Care

•                  Sales of $988 million, up 23 percent excluding impact of divestiture of branded pharmaceutical business.

•                  Local-currency sales growth of 19.5 percent including 4.4 percent from acquisitions.

•                  All health care businesses generated double-digit sales growth, led by drug delivery systems.

•                  Pharma divestiture reduced reported sales by 24 percent.

•                  Operating income increased 32 percent excluding Pharma and special items.

•                  Double-digit sales growth in all major geographic regions, adjusted for the pharmaceutical divestiture.

Consumer and Office

•                  Sales increased 8.2 percent to $832 million.

•                  Local-currency sales growth of 6.1 percent, including 1.3 percent from acquisitions.

•                  Strongest growth in home care, office supplies and do-it-yourself businesses.

•                  Broad-based sales growth across all major geographies.

•                  Outstanding leverage with profits up 21.3 percent; operating margins of 20 percent.

Safety, Security and Protection Services

•                  Sales rose to $799 million, up 20.7 percent.

•                  Sales growth in local currency of 16.7 percent, including 11.6 percent from acquisitions.

•                  Broad-based sales growth led by security systems, respiratory protection, protective window films and cleaning solutions for commercial buildings, along with corrosion protection products.

•                  Profits up 22 percent to $169 million, excluding special items.

Electro and Communications

•                  Sales increased 3.4 percent to $693 million.

•                  Local-currency growth of 1.2 percent, driven by acquisitions.

•                  Outstanding sales and profit growth in electrical and power utilities markets, with new products driving growth.

•                  Double-digit growth in communications markets; global infrastructure build continues to fuel 3M growth.

•                  Sluggish consumer electronics market continues to hurt segment.

•                  Business responding aggressively to market conditions; operating profits up 16 percent to $132 million, with margins of 19.1 percent.

Outlook

As a result of its strong first-half performance, 3M raised its 2007 earnings expectations. The company now expects reported earnings to be in the range of $5.40 to $5.60 per share versus a prior estimate of $5.20 to $5.45.  The new guidance includes an estimated full year 2007 gain, net of costs from special items, of approximately $0.60 to $0.70 per share, primarily due to the completed sale of the company’s branded pharmaceuticals business in Europe.  3M also expects full-year, local-currency sales growth, adjusted for the divestiture of its branded pharmaceuticals business, to be within a range of 7 to 10 percent versus a prior expected range of 6 to 10 percent.

George W. Buckley, and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating less productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report).  The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers around the world, the people of 3M use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation. Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

3M Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(Millions, except per-share amounts)
(Unaudited)

	Three-months ended June 30		Six-months ended June 30
	2007	2006	2007	2006
Net sales	$6,142	$5,688	$12,079	$11,283
Operating expenses
Cost of sales	3,175	2,840	6,197	5,561
Selling, general and administrative expenses	1,286	1,322	2,567	2,505
Research, development and related expenses	352	351	671	673
Gain on sale of businesses (a)	(68)	—	(854)	—
Total	4,745	4,513	8,581	8,739
Operating income	1,397	1,175	3,498	2,544
Interest expense and income
Interest expense	48	25	86	47
Interest income	(29)	(14)	(57)	(22)
Total	19	11	29	25
Income before income taxes and minority interest	1,378	1,164	3,469	2,519
Provision for income taxes	445	272	1,153	715
Minority interest	16	10	31	23
Net income	$917	$882	$2,285	$1,781
Weighted average common shares outstanding — basic	718.4	755.1	723.9	754.7
Earnings per share — basic	$1.28	$1.17	$3.16	$2.36
Weighted average common shares outstanding — diluted	731.7	770.4	736.5	769.5
Earnings per share — diluted	$1.25	$1.15	$3.10	$2.31
Cash dividends paid per common share	$0.48	$0.46	$0.96	$0.92

3M Company and Subsidiaries
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions, except per-share amounts)
(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income, and diluted earnings per share measures that exclude special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months and six months ended June 30, 2007.

	Three-months ended June 30, 2007			Six-months ended June 30, 2007
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,397	$917	$1.25	$3,498	$2,285	$3.10

Special items:
Gain on sale of businesses (a)	(68)	(47)	(0.06)	(854)	(553)	(0.75)
Restructuring actions (b)	33	21	0.03	45	30	0.04
Environmental liabilities (c)	13	8	0.01	134	83	0.11
Adjusted Non-GAAP measure	$1,375	$899	$1.23	$2,823	$1,845	$2.50

(a)          In June 2007, 3M completed the sale of its Opticom Priority Control Systems and Canoga Traffic Detection businesses. 3M received proceeds of $80 million from this transaction and recognized a pre-tax gain of $68 million in the Display and Graphics segment in the second quarter of 2007. In January 2007, 3M completed the sale of its global branded pharmaceuticals business in Europe. 3M received proceeds of $817 million from this transaction and recognized a pre-tax gain of $786 million in the first quarter of 2007 (Health Care segment). In December 2006, 3M completed the sale of its global branded pharmaceuticals business in the United States, Canada, and Latin America region and the Asia Pacific region, including Australia and South Africa. In connection with all of these transactions, 3M’s Drug Delivery Systems Division (DDSD) entered into agreements whereby it became a source of supply to the acquiring companies. Because of the extent of 3M cash flows from these agreements in relation to those of the disposed businesses, the operations of the branded pharmaceuticals business are not classified as discontinued operations.

(b)         During the fourth quarter of 2006 and first six months of 2007, management approved and committed to undertake restructuring actions. In the second quarter of 2007, the Company recorded a net pre-tax restructuring charge of $33 million. This charge primarily related to fixed asset impairments and employee-related restructuring liabilities, with the majority related to the phase-out of operations at a New Jersey roofing granule facility (Safety, Security and Protection Services segment). Net pre-tax restructuring charges for the first six months of 2007 totaled $45 million. These charges are primarily recorded in cost of sales in the business segment where the expenses were incurred.

(c)          During the second quarter of 2007, 3M signed a consent agreement with the state of Minnesota to address potential sources of perfluoronated compounds near former waste disposal sites in the East St. Paul Metro area. Under this agreement, the Company will provide the state of Minnesota funds for the state’s work at a former municipal landfill and to assist the state with its own environmental research of this chemistry, which resulted in a pre-tax charge of $13 million. This is an increase to the $121 million accrual that 3M made in the first quarter of 2007 to address remediation activities associated with perfluoronated compounds. These expenses are recorded in selling, general and administrative expenses in Corporate and Unallocated.

No adverse human health effects are caused by perfluoronated compounds at current levels of exposure.  This conclusion is supported by a large body of research including laboratory studies and epidemiology studies of exposed employees. This research has been published in peer-reviewed scientific journals and shared with the EPA and global scientific-community.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and six-months ended June 30, 2007.

	Three-months ended June 30, 2007			Six-months ended June 30, 2007
OPERATING	Reported		Adjusted	Reported		Adjusted
INCOME BY	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
BUSINESS SEGMENT	measure	items	measure	measure	items	measure
Industrial and Transportation	$359	$2	$361	$770	$2	$772
Health Care	279	(2)	277	1,341	(795)	546
Display and Graphics	352	(64)	288	647	(64)	583
Consumer and Office	164	—	164	341	—	341
Safety, Security and Protection Services	140	29	169	321	29	350
Electro and Communications	132	—	132	243	19	262
Corporate and Unallocated	(29)	13	(16)	(165)	134	(31)
Total Operating Income	$1,397	(22)	1,375	$3,498	$(675)	$2,823

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months and six months ended June 30, 2006.

	Three-months ended June 30, 2006			Six-months ended June 30, 2006
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,175	$882	$1.15	$2,544	$1,781	$2.31

Special items:
Net benefit from certain income tax adjustments (d)	—	(105)	(0.14)	—	(105)	(0.13)
Antitrust settlement costs (d)	40	25	0.03	40	25	0.03
Pharmaceuticals costs (d)	9	6	0.01	9	6	0.01
Adjusted Non-GAAP measure	$1,224	$808	$1.05	$2,593	$1,707	$2.22

(d)         In the second quarter and first six months of 2006, net income included gains due to a net benefit from certain income tax adjustments, which were partially offset by settlement costs related to an antitrust class action (recorded in Corporate and Unallocated) and costs related to the Company’s efforts to seek strategic alternatives for its branded pharmaceuticals business (recorded in Health Care). Refer to 3M’s Current Report on Form 8-K dated May 25, 2007, which updated 3M’s Annual Report on Form 10-K, for further discussion of these items.

3M Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(Unaudited)

	June 30,	Dec. 31,	June 30,
	2007	2006	2006
ASSETS
Current assets
Cash and cash equivalents	$1,348	$1,447	$987
Marketable securities	531	471	259
Accounts receivable — net	3,620	3,102	3,171
Inventories	2,779	2,601	2,557
Other current assets	1,176	1,325	1,127
Total current assets	9,454	8,946	8,101
Marketable securities — non-current	567	166	63
Investments	285	314	280
Property, plant and equipment — net	6,119	5,907	5,643
Prepaid pension and postretirement benefits (e)	457	395	2,809
Goodwill, intangible assets and other assets (f)	5,934	5,566	4,841
Total assets	$22,816	$21,294	$21,737
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,669	$2,506	$1,458
Accounts payable	1,472	1,402	1,343
Accrued payroll	555	520	489
Accrued income taxes	841	1,134	741
Other current liabilities	1,838	1,761	1,395
Total current liabilities	7,375	7,323	5,426
Long-term debt	1,766	1,047	1,253
Other liabilities (e)	3,403	2,965	3,536
Total liabilities	12,544	11,335	10,215
Total stockholders’ equity — net (e)	10,272	9,959	11,522
Shares outstanding
June 30, 2007: 715,811,722 shares
December 31, 2006: 734,362,802 shares
June 30, 2006: 753,234,766 shares
Total liabilities and stockholders’ equity	$22,816	$21,294	$21,737

(e)             The change in prepaid pension and postretirement benefits, other liabilities, and total stockholders’ equity when compared to June 30, 2006 was partially due to the adoption of SFAS No. 158. As of December 31, 2006, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This standard required employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position. As a result of the implementation of SFAS No. 158, the Company recognized an after-tax decrease in accumulated other comprehensive income (which is part of stockholders’ equity) of approximately $1.9 billion and reversed prepaid pension and postretirement benefit long-term assets of approximately $2.5 billion. Other liabilities, including the impact of deferred taxes, decreased by approximately $0.6 billion. This change impacted the Consolidated Balance Sheet only, with no impact to net income or cash flows.

(f)               The goodwill, intangible assets and other assets increase when compared to June 30, 2006 primarily relates to acquisitions.

3M Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Six-months ended
	June 30
	2007	2006
SUMMARY OF CASH FLOW:
NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,684	$1,418
Cash flows from investing activities:
Purchases of property, plant and equipment	(652)	(451)
Acquisitions, net of cash acquired	(194)	(88)
Proceeds from sale of businesses (a)	897	—
Other investing activities	(402)	(300)
NET CASH USED IN INVESTING ACTIVITIES	(351)	(839)
Cash flows from financing activities:
Change in debt	888	341
Purchases of treasury stock	(2,199)	(778)
Reissuances of treasury stock	483	375
Dividends paid to stockholders	(696)	(695)
Other financing activities	35	6
NET CASH USED IN FINANCING ACTIVITIES	(1,489)	(751)
Effect of exchange rate changes on cash	57	87
Net increase (decrease) in cash and cash equivalents	(99)	(85)
Cash and cash equivalents at beginning of period	1,447	1,072
Cash and cash equivalents at end of period	$1,348	$987

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Six-months ended
	June 30
	2007	2006
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$1,684	$1,418
Purchases of property, plant and equipment	(652)	(451)
Free Cash Flow (g)	$1,032	$967

(g)         Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

Net cash provided by operating activities and Free Cash Flow were negatively impacted by the timing of cash payments associated with certain current and prior period special items as follows:

1.               Second-quarter 2007 was negatively impacted by approximately $110 million in tax payments related to the sale of our global branded pharmaceuticals business.

2.               First-quarter 2007 was negatively impacted by approximately $394 million in tax payments related to the sale of our global branded pharmaceuticals business.

	June 30
	2007	2006
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (h)	5.0	5.2

(h)         The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-Months Ended June 30, 2007
Sales Change Analysis	United
By Geographic Area	States	International	Worldwide
Volume — organic	2.1%	9.9%	6.9%
Volume — acquisitions	2.8	2.8	2.8
Price	1.3	(1.4)	(0.4)
Local-currency sales (including acquisitions)	6.2	11.3	9.3
Divestitures	(4.0)	(3.7)	(3.8)
Translation	—	4.1	2.5
Total sales change	2.2%	11.7%	8.0%

Sales Change Analysis	Local-			Total
By International	currency			Sales
Geographic Area	Sales*	Divestitures	Translation	Change
Europe, Middle East and Africa	15.8%	(6.8)%	7.4%	16.4%
Asia Pacific	8.1%	(1.5)%	0.7%	7.3%
Latin America and Canada	10.0%	(2.7)%	5.4%	12.7%

*Including acquisitions — Europe, Middle East and Africa includes a 6.3% benefit

Worldwide	Local-			Total
Sales Change Analysis	currency			Sales
By Business Segment	Sales*	Divestitures	Translation	Change
Industrial and Transportation	5.6%	—%	2.9%	8.5%
Health Care	19.5%	(24.2)%	3.6%	(1.1)%
Display and Graphics	8.8%	—%	1.4%	10.2%
Consumer and Office	6.1%	—%	2.1%	8.2%
Safety, Security and Protection Services	16.7%	—%	4.0%	20.7%
Electro and Communications	1.2%	—%	2.2%	3.4%

*Including acquisitions — Health Care includes a 4.4% benefit, related to numerous acquisitions, and a 5.6% benefit from supply agreements with the new owners of the Company’s branded pharmaceutical business; Safety, Security and Protection Services includes a 11.6% benefit from acquisitions, primarily Security Printing and Systems Limited, which was acquired in August 2006.

	Six-Months Ended June 30, 2007
Sales Change Analysis	United
By Geographic Area	States	International	Worldwide
Volume — organic	2.3%	8.7%	6.2%
Volume — acquisitions	2.9	2.6	2.8
Price	1.0	(1.6)	(0.6)
Local-currency sales (including acquisitions)	6.2	9.7	8.4
Divestitures	(4.1)	(3.6)	(3.8)
Translation	—	4.1	2.5
Total sales change	2.1%	10.2%	7.1%

Sales Change Analysis	Local-			Total
By International	currency			Sales
Geographic Area	Sales*	Divestitures	Translation	Change
Europe, Middle East and Africa	14.5%	(6.9)%	8.1%	15.7%
Asia Pacific	6.0%	(1.4)%	0.9%	5.5%
Latin America and Canada	9.6%	(2.7)%	2.8%	9.7%

*Including acquisitions — Europe, Middle East and Africa includes a 5.8% benefit

Worldwide	Local-			Total
Sales Change Analysis	currency			Sales
By Business Segment	Sales*	Divestitures	Translation	Change
Industrial and Transportation	4.8%	—%	2.8%	7.6%
Health Care	19.9%	(24.5)%	3.8%	(0.8)%
Display and Graphics	3.9%	—%	1.3%	5.2%
Consumer and Office	7.1%	—%	1.9%	9.0%
Safety, Security and Protection Services	15.9%	—%	3.8%	19.7%
Electro and Communications	1.2%	—%	2.3%	3.5%

*Including acquisitions — Health Care includes a 5.0% benefit, related to numerous acquisitions, and a 4.9% benefit from supply agreements with the new owners of the Company’s branded pharmaceutical business; Safety, Security and Protection Services includes a 10.9% benefit from acquisitions, primarily Security Printing and Systems Limited, which was acquired in August 2006.

3M Company and Subsidiaries
BUSINESS SEGMENTS
(Dollars in millions)
(Unaudited)

Effective in the first quarter of 2007, 3M made certain changes to its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. Segment information for all periods presented has been reclassified to reflect this new segment structure. Refer to 3M’s Form 10-Q for the quarterly period ended March 31, 2007 for further discussion of these changes.

BUSINESS
SEGMENT	Three-months ended		Six-months ended
INFORMATION	June 30		June 30
(Millions)	2007	2006	2007	2006
NET SALES
Industrial and Transportation	$1,804	$1,662	$3,589	$3,334
Health Care	988	1,000	1,950	1,966
Display and Graphics	1,006	913	1,927	1,832
Consumer and Office	832	769	1,646	1,510
Safety, Security and Protection Services	799	662	1,557	1,301
Electro and Communications	693	670	1,361	1,315
Corporate and Unallocated	20	12	49	25
Total Company	$6,142	$5,688	$12,079	$11,283

OPERATING INCOME
Industrial and Transportation	$359	$320	$770	$700
Health Care	279	261	1,341	559
Display and Graphics	352	237	647	529
Consumer and Office	164	135	341	285
Safety, Security and Protection Services	140	139	321	297
Electro and Communications	132	114	243	234
Corporate and Unallocated	(29)	(31)	(165)	(60)
Total Company	$1,397	$1,175	$3,498	$2,544

For the three-months and six-months ended June 30, 2007, refer to the preceding notes (a), (b) and (c) and the preceding reconciliation of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income. For the three-months and six-months ended June 30, 2006, refer to the preceding note (d) for a discussion of special items that impacted reported operating income.

3M Company and Subsidiaries
QUARTERLY DILUTED EARNINGS PER SHARE,
INCLUDING STOCK OPTION IMPACT
(Unaudited)

2006 Diluted EPS	Q1	Q2	Q3	Q4	Year
Reported	$1.17	$1.15	$1.18	$1.57	$5.06
Excluding Special Items (i)	$1.17	$1.05	$1.17	$1.10	$4.49
Stock option impact included in EPS	$(0.02)	$(0.07)	$(0.04)	$(0.04)	$(0.17)

	Actual	Actual	Estimated	Estimated	Guidance
2007 Diluted EPS	Q1	Q2	Q3	Q4	Year
Reported	$1.85	$1.25			$5.40-$5.60
Excluding Special Items (i)	$1.28	$1.23
Stock option impact
included in EPS	$(0.03)	$(0.07)	$(0.04)	$(0.04)	$(0.18)

(i)             In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. Refer to the preceding “Supplemental Consolidated Statement of Income Information” for discussion of special items that impacted the three and six months ended June 30, 2007 and 2006.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000